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                                                                    Exhibit 99.1

                 Sonic Foundry to Acquire STV Streaming Media
$66 Million Acquisition Will Form Single Source Internet Media Company, Offering
       Software, Production, Encoding, Webcasting, and Hosting Services

Monday, February 28, 2000 MADISON, WI - Sonic Foundry, Inc. (AMEX: SFO), a leading developer and marketer of Internet software tools, services, and systems, and privately held STV Communications, Inc., a premier provider of streaming media services, announced today that they have entered into a letter of intent for Sonic Foundry to acquire STV in a stock for stock transaction valued at $66 million.

Sonic Foundry and STV have distinguished themselves as industry leaders in the delivery of traditional media through the Internet. Sonic Foundry has seeded the Internet streaming market through the development of a leading-edge suite of software tools designed to create, edit, and deliver audio and video content for a variety of Internet formats. In addition, Sonic Foundry has recently formed a Media Services division to provide "next generation" turnkey media solutions, effectively merging the mass communications market with the Internet. STV has established an industry-wide reputation, providing a complete array of value-added services that include broadcast, quality webcasting, production, encoding, and hosting.

STV's worldwide operations, along with its 80 employees that are experts in the convergence of traditional media with the Internet, will join forces and be marketed as part of the Sonic Foundry Media Services Division. Jan Brzeski, Chairman and Chief Executive Officer of STV, will continue to oversee streaming, syndication, and live event production as well as head up business development for the combined company. In total, the combined company will have more than 300 employees with five offices worldwide.

"The entire media industry is about to explode with the opportunity to reach an enormous, new audience for audio and video content on the Internet," said Jan Brzeski. "We are very excited to be joining with Sonic Foundry, a legendary force in audio and video software. Together, we are positioned at the epicenter of the media revolution."

"This is a fabulous opportunity for Sonic Foundry to merge with one of the most forward looking companies in the Internet media marketplace," said Rimas Buinevicius, Chairman and Chief Executive Officer of Sonic Foundry, Inc. "STV's business model provides a perfect overlap to Sonic Foundry's technology focused business. The combined entity will create one of the Internet's most dynamic streaming media companies and will provide a single source bridge to all content owners who desire delivery of media over the Internet. We expect future endeavors in broadcast and content syndication will become another business driver for the combined entity."

Both Sonic Foundry and STV bring a long list of prestigious corporate customers and leading industry partners. The two companies' customer base includes a who's who of media and technology companies including: Microsoft, RealNetworks, Intervu, Columbia Records, Capitol Records, Disney, Universal, Virgin Records, Atlantic Records, EMI, Sony Music, Launch.com, Sony Pictures Entertainment, New Line Cinema, Columbia/TriStar, Warner Brothers, VH1.com, iFilm, Best Buy, Beyond.com, Buy.com, Hewlett Packard, Macromedia, Creative Labs, Matrox, and Sony Electronics.

Upon completion of the transaction closing, Sonic Foundry will expand its leading position, providing the industry's most powerful combination of proprietary technologies and value added services including:

 . Media services that incorporate encoding, production, webcasting, hosting, and syndication;
 . Software products that allow the best in media creation, authoring, and delivery;
 . Complete media systems that provide end-to-end integration at the client site for production, encoding, and transfer to hosting providers;
 . Consulting services from world leaders in streaming media production and delivery methods designed to assist large media partners with direction on Internet media delivery.
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Under terms of the agreement, Sonic Foundry will acquire STV by issuing approximately 1.073 million shares of Sonic Foundry common stock in exchange for all outstanding shares of STV stock. Additionally, Sonic Foundry will convert outstanding STV stock options and warrants into Sonic Foundry options and warrants. The acquisition is subject to certain closing conditions, including regulatory approvals and the approval of STV stockholders, and is expected to close during the second quarter of 2000.

About STV
STV is a premier streaming media services provider, offering webcasting, production and post-production services, high-end encoding, signal acquisition, hosting, content management, digital rights management, and syndication. In addition, STV retains exclusive online distribution rights to unique content libraries. STV's customers use its services to create, obtain, encode, and deliver content from music, movies, television, radio, advertising, and live events to the Internet. More information can be found at www.stv.com.

About Sonic Foundry
Founded in 1991, Sonic Foundry is a leading developer and marketer of digital media and Internet software tools, services, and systems. Sonic Foundry's award-winning products and services are used worldwide for multimedia and Internet applications, music and audio post-production, broadcast production, and digital content creation. Built on the principle of 'Create, Edit, and Deliver,' Sonic Foundry's products and services offer media consumers everywhere the ability to create and capture media, edit the content, and deliver the information via fixed media channels or electronic distribution.

Sonic Foundry Media Services/TM/, a division of Sonic Foundry(R), Inc., offers premium solutions for delivering audio and video content online. The division provides the industry's most powerful combination of proprietary technologies that incorporate high-end encoding, webcasting, syndication systems, content and digital rights management, and consulting services.

Certain statements contained in this news release regarding matters that are not historical facts may be forward-looking statements. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties pertaining to continued market acceptance for the Company's products, the Company's ability to succeed in capturing significant revenues from media services, the effect of new competitors in the Company's markets, and other risk factors identified from time to time in the Company's filings with the Securities and Exchange Commission.

Press Contacts:
Sonic Foundry, Inc.
Dawn Tappy, PR Strategist
608.280.7495
dawnt@sonicfoundry.com